Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-229431, 333-217545 and 333-257295) of Civitas Resources, Inc. (formerly known as Bonanza Creek Energy, Inc.) of our report dated March 18, 2021 relating to the financial statements of Extraction Oil & Gas, Inc., which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado

November 1, 2021